EXHIBIT 23(D)(XI) UNDER FORM N-1A
                                              EXHIBIT 10 UNDER ITEM 601/REG. S-K


                                   EXHIBIT E
                                     to the
                          Investment Advisory Contract

                        FEDERATED REAL RETURN BOND FUND

       For all services rendered by the Adviser hereunder, the above-named Fund of the Trust shall pay to the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.40 of 1% of the average daily net assets of the Fund.

       The portion of the fees based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.40 of 1% applied to the daily net assets of the Fund.

       The advisory fee so accrued shall be paid to the Adviser daily.

       Witness the due execution hereof this 1st day of December, 2005.

                                        FEDERATED INVESTMENT MANAGEMENT COMPANY



                                        By:  /s/ G. Andrew Bonnewell
                                        Name:  G. Andrew Bonnewell
                                        Title:  Vice President

                                        FEDERATED INCOME SECURITIES TRUST



                                        By:  /s/ J. Christopher Donahue
                                        Name:  J. Christopher Donahue
                                        Title:  President